Elevation Series Trust 485BPOS

Exhibit 99(h)(11)

Amendment No. 1 to the
Amended and Restated Master Administration and Fund Accounting Agreement

This Amendment No. 1, made as of July 1, 2024, to the Amended and Restated Master Administration and Fund Accounting Agreement dated as of August 31, 2023 (the "Agreement"), by and between Elevation Series Trust, a Delaware statutory trust (the "Trust"), and Paralel Technologies LLC, a Delaware Limited Liability Company (the "Administrator").

WHEREAS, the Trust and the Administrator wish to amend the Agreement to adjust the services appendix and the related fee schedule in the Form of Fund Addendum;

WHEREAS, each Complex Adviser which has executed a Fund Addendum under the Agreement, wishes to consent to the amendment of the Agreement (Appendix B) as it applies to the Funds in the applicable Fund Complex as set forth in the respective Fund Addendum;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Amendment of Services Schedule. Appendix B (Services) of the Agreement is hereby deleted in its entirety and replaced with the new Appendix B (Services) attached hereto.

2.	Amendment of Fund Addendum Form. Appendix E (Form of Fund Addendum) of the Agreement is hereby deleted in its entirety and replaced with the new Appendix E (Form of Fund Addendum) attached hereto.

3.	Effect of Amendment. Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. To the extent that there is any conflict between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall govern.

4.	Consent of Complex Advisers. Each Complex Adviser, by its signature below, consents to the amendments set forth herein and agrees that its obligations under the respective Fund Addendum to which it is a party shall be governed by the Agreement as amended hereby. The Amendment to the Agreement shall be effective without the need for consent from any or all Complex Advisers, except that a Complex Adviser’s consent is applicable only for the application of this Amendment to the Funds referenced in that Complex Adviser’s Fund Addendum.

5.	Governing Law. This Amendment shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

6.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Execution pages follow]

Amendment No. 1 Administration Agreement 1 of 2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ELEVATION SERIES TRUST,
A Delaware statutory trust

By:	/s/ Bradley Swenson
Name:	Bradley Swenson
Title:	President

PARALEL TECHNOLOGIES LLC,
A Delaware limited liability company

By:	/s/ Jeremy May
Name:	Jeremy May
Title:	Chief Executive Officer

[Applicable Complex Adviser execution pages follow]

Amendment No. 1 Administration Agreement 2 of 2

APPENDIX B

SERVICES

The below services to be performed by Administrator are included in the compensation noted on Appendix C and the Fund Addendum for the applicable Fund, except as noted below.

Fund Administration

●	Prepare annual and semi-annual financial statements utilizing templates for standard layout and printing
○	Prepare and distribute annual and semi-annual tailored shareholder reports
●	Prepare Forms N-CSR and N-PX
●	Prepare and file Forms N-PORT, N-CEN and 24f-2
●	Host annual audits
●	Calculate monthly SEC standardized total return performance figures
●	Prepare required reports for quarterly Board meetings
●	Monitor expense ratios
●	Maintain budget vs. actual expenses
●	Manage fund invoice approval and bill payment process
●	Assist with placement of Fidelity Bond and E&O insurance
●	Coordinate reporting to outside agencies including Morningstar, etc.

Fund Accounting

●	Calculate daily NAVs
●	Transmit NAVs to NASDAQ, transfer agent, advisor and other third parties
●	Reconcile cash and investment balances with the custodian
●	Compute yields, expense ratios, portfolio turnover rates, etc.
●	Support preparation of financial statements
●	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act
●	Obtain security valuations from appropriate sources consistent with the Trust’s pricing and valuation policies

Legal Administration

●	Coordinate annual update to prospectus and statement of additional information
●	Coordinate EDGARization and file Forms N-CSR, N-PX and other SEC filings
●	File Fidelity Bond with SEC
●	Compile and distribute board materials for quarterly board meetings
●	Attend and prepare initial draft of minutes for quarterly board meetings
●	Maintain board compliance calendar for the Trust with schedule for quarterly board matters and items

Amendment No. 1 Administration Agreement - Appendix E 1 of 2

Compliance Administration

●	Perform post-trade prospectus & SAI, SEC investment restriction monitoring
●	Provide warning/alert notification with supporting documentation
●	Provide quarterly compliance testing certification to Board of Trustees

Tax Administration

●	Calculate dividend and capital gain distribution rates
●	Prepare ROCSOP and required tax designations for Annual Report
●	Prepare and coordinate filing of income and excise tax returns
○	Audit firm to sign all returns as paid preparer
●	Calculate/monitor book-to-tax differences
●	Provide quarterly Subchapter M compliance monitoring and reporting
●	Provide tax re-allocation data for shareholder 1099 reporting

ETF Basket Creation Services+

●	Develop and disseminate data files detailing ETF basket constituents to the marketplace.

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by Administrator.

At any time, Administrator may require the Trust, specific funds, or adviser, to enter into an additional agreement or agree to certain terms of use relating to the creation of, or to obtain access to Administrator’s web portal. Administrator is not obligated to provide and may discontinue or suspend the availability of any web portal at any time without prior notice.

+ Only applies if the applicable Fund is an exchange traded fund and such service / fees are provided for in the applicable Fund Addendum.

Amendment No. 1 Administration Agreement - Appendix E 2 of 2

APPENDIX E
FORM OF FUND ADDENDUM

[COMPLEX NAME] FUND ADDENDUM DATED [          ] TO THE
MASTER ADMINISTRATION AND FUND ACCOUNTING AGREEMENT
BETWEEN ELEVATION SERIES TRUST AND PARALEL TEchnologies LLC

1.	Relationship to Agreement: Except as specifically set forth herein, defined terms used in this Fund Addendum shall have the meaning set forth in the Master Administration and Fund Accounting Agreement by and between the between Elevation Series Trust and Paralel Technologies LLC, as may be amended (the “Agreement”). Upon executing this Fund Addendum, the Complex Advisor (as defined below) and the Fund(s) in the Fund Complex described herein shall be included in the terms and conditions of the Agreement as if the same had been an original party thereto, as applicable to the Fund(s) in the Fund Complex. In the event of a conflict between the terms set forth in this Fund Addendum and any terms set forth in the Agreement, the terms set forth in this Fund Addendum shall govern, but solely with respect to the Fund Complex described herein. The terms set forth below only apply to the Funds in the Fund Complex.

2.	Fund Complex: The “Fund Complex“ includes each of the Fund(s) listed below. This Fund Addendum may be amended to add additional funds to the Fund Complex that are established as a series of the Trust subsequent to the date hereof for which [ ] (the “Complex Advisor”) serves as adviser.

●	[Fund 1]

●	[Fund 2]

3.	Start Date and Term: The term of this Fund Addendum shall begin [as of the date set forth above] (“Addendum Start Date”) and continue in effect with respect to the Fund Complex for a period of 3 years from the Addendum Start Date (the “Initial Term”). Following expiration of the Initial Term, this Fund Addendum shall continue in effect for successive periods of one year (each, a “Renewal Term” and collectively, with the Initial Term, a “Term”) unless otherwise terminated or a notice of non-renewal is given as set forth in the Agreement. This Fund Addendum may only be terminated at the end of a Term or as otherwise set forth in the Agreement. Any payment obligation of the Complex Advisor and/or Fund(s) under the Agreement and/or this Fund Addendum shall survive the termination of the Agreement and/or this Fund Addendum until such obligation is fulfilled.

4.	Fees and Expenses: The following fees are due and payable monthly to the Administrator pursuant to Section 2 of the Agreement, payable out of the assets of each Fund, except that for situations where the Complex Advisor is subject to a unitary fee arrangement with a Fund, the Complex Advisor will be primarily responsible for and agrees to make such payment of fees, charges and obligations due to the Administrator pursuant to the Agreement and this Fund Addendum. However, in all situations, the Trust, on behalf of its Funds, acknowledges that the applicable Fund remains responsible for any fees, charges and obligations or other liabilities that the Complex Advisor fails to pay.

Amendment No. 1 Administration Agreement - Appendix E 1 of 3

a.	Base Fees: Each Fund in the Fund Complex will be charged the greater of the (i) Asset Based Fee based upon an application of the following basis point fee schedule, or (ii) the Annual Fund Minimum Fee, as described below, in each case calculated at the individual Fund level:

Asset Based Fee
Fund	Minimum Annual Fee	Average Daily [Net] Assets for Each Fund	Basis Point Fee
		Up to $	bps
		$ - $	bps
		Greater than $	bps

b.	ETF Basket Creation Services Fee: In addition to the fees and expenses outlined above, for each Fund in the Fund Complex that is an exchange-traded fund (ETF) and to which the Administrator provides ETF Basket Creation Services, an additional fee of $[ ]* per month will apply for each Fund. This fee will only apply upon commencement of such services by Paralel.

*	COL: All fees in the Agreement as generally marked with an asterisk are subject to the CPI increases as set forth in Section 2 of the Agreement.

Out-of-Pocket Expenses: [Without limiting any provision in this Agreement, the Fund(s) and/or Complex Advisor (as applicable) shall be responsible and will reimburse Administrator for all out of pocket costs, including, among others, any security pricing and data fees (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL), index or benchmark licensing fees, any fees or expenses charged by software systems utilized in connection to the provision of the Services (including but not limited to those related to the setup, maintenance, or use of, or the performance calculations for, a benchmark, index, fund, and/or share class), bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 18 control review reports, travel expenses of Administrator individuals to in-person Board meetings and on-site reviews, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to expedited typesetting, printing, filing and mailing events), registered representative state licensing fees, fulfillment costs, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, customized programming/enhancements, enhanced reporting activities and any other reasonable expenses incurred in connection with Administrator’s performance of its duties under the Agreement. Administrator may provide certain services or data to the Fund(s) that would otherwise be an out-of-pocket cost and will be billed to the Trust / the Fund(s) at the Administrator’s standard rates for such service.]

5.	Additional Notice Addresses:

To Complex Adviser: [Address] Email: [Email]

[signature page follows]

Amendment No. 1 Administration Agreement - Appendix E 2 of 3

IN WITNESS WHEREOF, the parties hereto have executed this First Amended and Restated Fund Addendum as of the day and year first above written.

ELEVATION SERIES TRUST
A Delaware statutory trust On Behalf of the Fund(s) listed herein.

By:
Name:	Bradley Swenson
Title:	President

PARALEL TECHNOLOGIES LLC
A Delaware limited liability company

By:
Name:	Jeremy May
Title:	Chief Executive Officer

[COMPLEX ADVISER]
A [Delaware limited liability Company]

By:
Name:
Title:

Amendment No. 1 Administration Agreement - Appendix E 3 of 3